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EXAR CORPORATION

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Exar Corporation issued the following press release on June 7, 2005.

Ronald W. Guire, Exec. VP, CFO	For Release 8:00 a.m. EDT June 7, 2005
Thomas R. Melendrez, Vice President
(510) 668-7000

EXAR CORPORATION COMMENTS ON GWA ANNOUNCEMENT

Fremont, California, June 7, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today issued the following statement in response to the announcement by GWA Investments, LLC and GWA Master Fund, LP (“GWA”) of its intention to nominate two candidates, Guy Adams, GWA’s managing principal, and Richard Leza, to the Company’s Board of Directors at Exar’s 2005 Annual Meeting of Stockholders. The Company noted that GWA owns less than 1% of the Company’s common shares outstanding, all of which were purchased during the past 5 months:

We have accommodated Mr. Adams and Mr. Leza’s requests to meet with members of our Board and repeatedly offered them the opportunity to participate in the Board’s established nomination process. As of today’s date, neither of these individuals has provided information to Spencer Stuart & Associates regarding their qualifications or statements of interest. It is unfortunate that GWA has chosen to initiate a costly and disruptive proxy contest despite our invitation to work within the process established by the Board for evaluation of directors.

As previously announced on April 29, 2005, the Company’s Board of Directors unanimously authorized the retention of Spencer Stuart & Associates, one of the nation’s leading executive search firms, to identify additional qualified candidates for the Board. The Company is looking for experienced, proven business leaders with relevant industry expertise that can enhance the breadth and depth of the current Board. Exar believes that identifying additional qualified directors through a comprehensive search process will benefit the Company and all of its stockholders.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 265 people worldwide. For more information about the Company visit: http://www.exar.com.

Additional Information and Where to Find It

Exar Corporation and its directors and executive officers may be deemed to be participants in the Company’s solicitation in response to the solicitation being conducted by GWA Investments, LLC and GWA Master Fund, L.P. with respect to the election of directors at the Company’s 2005 Annual Meeting of Stockholders. As of June 6, 2005, the directors and executive officers beneficially own approximately 4,082,051 shares of Exar’s common stock, or approximately 9.67% of Exar’s outstanding stock. Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Under these rules, a person is deemed to beneficially own, among other things, shares subject to options exercisable currently or within 60 days. Information concerning Exar’s directors and executive officers is set forth in Exar’s proxy statement for its 2004 Annual Meeting of Stockholders filed with the SEC on July 28, 2004 and annual report on Form 10-K for the fiscal year ended March 31, 2004 filed with the SEC on June 14, 2004. Updated information about Exar’s directors and executive officers will be included in Exar’s annual report on Form 10-K for the fiscal year ended March 31, 2005, which will be filed with the SEC no later than June 14, 2005 and in the proxy statement for Exar’s 2005 Annual Meeting of Stockholders, which is expected to be on file with the SEC by July 27, 2005.

You are urged to read the proxy statement for Exar’s 2005 Annual Meeting of Stockholders carefully when it becomes available because it contains important information about Exar and the proposal. Investors and security holders will be able to obtain free copies of the proxy statement and other relevant documents for free through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement when available may also be obtained by request from Exar by contacting Exar at 48720 Kato Road, Fremont, California 94538, attention: Investor Relations, M/S 210, telephone: 510-668-7201.

In addition to the proxy statement, Exar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Exar at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the Commission’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Exar’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.